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                                  EXHIBIT 4.23


             TENTH AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
                 EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC.

     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. (the "Plan") is hereby amended as follows, effective January 1, 2001:


                                    ARTICLE 1

     Section 2.1 (ii) of the Plan is amended to read in entirety as follows:

     (ii) "SERVICE" means employment with an Employer, an Affiliate, or a predecessor thereof. For purposes of Sections 3.5, 3.6 and 3.7, "Service" means Vesting Service.


                                    ARTICLE 2

     A new subsection (oo) is added at the end of Section 2.1 of the Plan, reading in its entirety as follows:

     (oo) "VESTING SERVICE" means service credited for vesting purposes in accordance with Section 5.3.


                                    ARTICLE 3

     A new subsection (pp) is added at the end of Section 2.1 of the Plan, reading in its entirety as follows:

     (pp) "DISTRIBUTION DATE" means a date as of which a Member's Account may be distributed, or commence to be distributed, to him. The business day coinciding with or next following the fifteenth day of each calendar month shall be a distribution date.


                                    ARTICLE 4

     Section 3.1 of the Plan is modified to read in its entirety as follows:

     3.1 DATE OF PARTICIPATION. Each Employee who is a Participant on December 31, 2000 shall continue to be a Participant in this Plan. Each other Employee who is or who


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becomes employed by an Employer (an "Eligible Employee") shall become a
Participant on the latest to occur of--

     (a)  January 1, 2001;

     (b) the first day of the month next following the date the individual becomes an Eligible Employee; or

     (c) in the case of an individual who becomes an Eligible Employee prior to January 1, 2001, the first January 1, April 1, July 1 or October 1 coinciding with or next following the completion of one year of Eligibility Service, provided however that this subsection (c) shall not apply to an individual who first becomes an Eligible Employee during the Plan Year ending December 31, 2000 and makes an election during such Plan Year, on a form provided by the Committee, to become a Participant on January 1, 2001 and to be subject to the three-year vesting schedule provided in Section 5.2(b) with respect to Employer Matching Contributions and Profit Sharing Contributions.

An Eligible Employee shall be eligible to make a Rollover Contribution before becoming a Participant; provided, however, he shall be deemed a Participant to the extent of the Employee's Rollover Contribution only and not for any other purposes until the Employee otherwise is eligible to be and becomes a Participant for all purposes hereunder.


                                    ARTICLE 5

     Section 3.4 of the Plan is modified to read in its entirety as follows:

     3.4 REEMPLOYMENT. A former Participant shall again become a Participant immediately upon resuming employment with an Employer. A former Employee who did not make the election described in Section 3.1(c) and who had a termination of employment and was not a Participant at such termination of employment shall, upon resuming employment as an Employee, receive credit for the Hours of Service he had prior to such termination of employment, and such a former Employee who had met the Eligibility Service requirements of section 3.1(c) prior to his termination of employment but had not yet become a Participant in the Plan by reason of his termination before the next occurring January 1, April 1, July 1, or October 1 shall, upon resuming employment as an Employee after such date, immediately participate in the Plan.



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                                    ARTICLE 6

     Section 4.2 of the Plan is modified to read in its entirety as follows:

     4.2 ALLOCATION OF EMPLOYER PROFIT SHARING CONTRIBUTIONS. The Employer Profit Sharing Contributions for each Plan Year shall be allocated and credited as of the last day of each Plan Year quarter for which the Employer Profit Sharing Contribution was made to Employer Profit Sharing Contributions Accounts of Members who are in the employ of the Employer as of that date or who are Members who retired, died, or incurred a Disability during the Plan Year quarter, in the proportion of the Compensation of each such Member for that Plan Year quarter bears to the total of the Compensation of all such Members for that Plan Year quarter. Only Compensation an individual receives while a Participant shall be taken into account under this Section.


                                    ARTICLE 7

     Section 4.3 of the Plan is modified to read in its entirety as follows:

     4.3 BEFORE-TAX AND MATCHING CONTRIBUTIONS. For each Plan Year, each Employer shall contribute an amount equal to the sum of (a) Before-Tax Contributions and (b) Matching Contributions; the amount of each of which is as follows:

     (a) BEFORE-TAX CONTRIBUTIONS. Each Participant may elect, on a form provided by the Committee, to reduce his Compensation by whole number percentage up to and including 15 percent and to have the amount by which his Compensation is reduced contributed on his behalf by his Employer as a Before-Tax Contribution to the Plan.

          In the case of a Participant who first becomes an Eligible Employee after December 31, 2000, and any Participant who first becomes and Eligible Employee during the Plan Year ended December 31, 2000 and makes the election provided in Section 3.1(c), if the individual does not affirmatively elect to either (1) reduce his Compensation by a specified amount to be contributed to the Plan in accordance with the preceding paragraph, or (2) NOT reduce his Compensation in accordance with the preceding paragraph, then his or her Compensation shall be automatically reduced by 1 percent and this amount shall be contributed on his behalf by his Employer as a Before-Tax Contribution to the Plan.



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          Within a reasonable time after an Eligible Employee described in the preceding paragraph is hired, and before the date the Employee becomes a Participant, the Employer shall provide the Employee with a notice that explains the automatic Compensation reduction election described in the preceding paragraph, and the Employee's right to elect to have no such Compensation reduction contributions made to the Plan as Before-Tax Contributions, or to alter the amount of those contributions, including the procedure for exercising that right and the timing for implementation of any such election. Each Participant shall be notified annually of his or her Compensation reduction percentage and the participant's right to change the percentage, including the procedure for exercising that right and the timing for implementation of any such election.

          A Participant may elect, on a form provided by the Committee, to increase or decrease his Compensation reductions (within the percentage limits stated above) or to cease future Compensation reductions as of the first payday in any month, provided the Participant files such form with the Committee prior to the first day of the month. The Committee may adopt rules concerning the administration of this subsection.

          The Before-Tax Contributions made on behalf of each Participant shall be paid to the Trustee every pay period, at the earliest date on which they can reasonably be segregated from the Employer's general assets, not later than the 15th business day of the month following the month in which such amounts would otherwise have been payable to the Participant in cash, and shall be allocated to such Participant's Account as of the date on which they are received by the Trustee.

     (b) MATCHING CONTRIBUTIONS. Each Employer shall make a Matching Contribution on behalf of each Participant equal to 125 percent of the first 4 percent of Before-Tax Contributions made with respect to such Participant. The Matching Contributions made on behalf of each Participant shall be paid to the Trustee every pay period and allocated to such Participant's Matching Contributions Account as of the date on which they are received by the Trustee. The amount of Matching Contributions shall be adjusted on or before the close of the Plan Year, so that the total amount of Matching




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          Contributions made on behalf of each Participant for the Plan Year equals 125 percent of the first four percent of Compensation contributed by the Participant as a Before-Tax Contribution during the Plan Year.


                                    ARTICLE 8

     Section 5.1 of the Plan is modified to read in its entirety as follows:

     5.1 AFTER-TAX, BEFORE-TAX AND ROLLOVER CONTRIBUTIONS ACCOUNTS. A Member shall at all times be fully vested and have a nonforfeitable interest in his After-Tax Contributions Account, his Before-Tax Contributions Account and his Rollover Contributions Account.


                                    ARTICLE 9

     Section 5.2 of the Plan is modified to read in its entirety as follows:

     5.2 EMPLOYER PROFIT SHARING AND MATCHING CONTRIBUTIONS ACCOUNTS

     (a) GENERAL. A Member who became an Eligible Employee on or before January 1, 2001, other than a Member who qualifies for and makes the election described in Section 3.1(c), shall at all times have a 100 percent vested and nonforfeitable interest in his Employer Profit Sharing and Matching Contributions Accounts. A Member not described in the preceding sentence shall have a zero percent vested and nonforfeitable interest in his Employer Profit Sharing and Matching Contributions Accounts until the date the Member completes three years of Vesting Service, and shall become 100 percent vested in such Accounts on that date.

     (b) ACCELERATED VESTING. Notwithstanding subsection (a) above, a Member shall be fully vested and have a nonforfeitable interest in his entire Employer Profit Sharing and Matching Contributions Accounts on the earliest date on which--

          (1)  he attains his Retirement Age while an Employee;

          (2)  he dies or suffers a Disability while an Employee; or

          (3) while he is an Employee, contributions to the Plan are completely discontinued or the Plan is terminated, or the Plan is partially terminated and such Member is affected by such partial termination.


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                                   ARTICLE 10

     Section 5.3 of the Plan is modified to read in its entirety as follows:

     5.3 VESTING SERVICE. A Member shall be credited with one year of Vesting Service for each Plan Year in which the individual completed at least 1000 Hours of Service, subject to the following rules:

          (a) Years of Vesting Service completed after a period of One-Year Breaks in Service shall not be required to be taken into account for purposes of determining the non-forfeitable percentage of a Member's accrued benefit derived from contributions which occurred prior to such period if the number of consecutive One-Year Breaks in Service within such period equals or exceeds five.

          (b) In the case of a Participant who does not have any nonforfeitable right to an accrued benefit under the Plan, Years of Service with the Employer before a One-Year Break in Service shall not be taken into account if the number of consecutive One-Year Breaks in Service equals or exceeds five, or if greater, the aggregate number of Years of Service before such period. If any Years of Service are not required to be taken into account by reason of a period of One-Year Breaks in Service to which this paragraph applies, such Years of Service shall not be taken into account in applying this paragraph to a subsequent period of One-Year Breaks in Service.


                                   ARTICLE 11

     Section 5.4 of the Plan is modified to read in its entirety as follows:

     5.4 FORFEITURE OF NONVESTED AMOUNTS. If any portion of a Participant's Account is non-vested upon the Participant's separation from Service, the non-vested amount shall be retained in such Account until the earlier of the following events:

          (a) the terminated Participant incurs five consecutive One-Year Breaks in Service, or




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          (b)  prior to the close of the second Plan Year following the Plan
               Year in which the Participant separates from Service, the terminated Participant receives a distribution of his entire nonforfeitable accrued benefit under the Plan.

     Upon the occurrence of the earlier of the events specified in (a) and (b), the non-vested portion of the terminated Participant's Account shall be immediately forfeited and shall be transferred to a separate Forfeiture account until reallocated in accordance with this Section.

     In the event the non-vested portion of a terminated Participant's Account is forfeited upon a distribution of such Participant's entire nonforfeitable accrued benefit, the amount forfeited shall be restored to the Participant's Account, unadjusted for gains or losses of the Trust subsequent to the distribution, if the Participant is reemployed by the Employer or an Affiliate and repays the amount of the distribution before the earlier of five years after the date on which the Participant is first subsequently reemployed by the Employer or Affiliate, or the close of the first period of five consecutive One-Year Breaks in Service commencing after the distribution.

     For purposes of this Section, a Participant who has no vested interest in his Account at the time of separation from Service shall be deemed to have received a distribution of his entire nonforfeitable accrued benefit under the Plan at such time, and shall be deemed to have repaid the amount of such distribution at the time of any subsequent employment of the individual by the Employer or an Affiliate.

     Amounts forfeited hereunder during any Plan Year shall be reallocated, as of the last day of the Plan Year, among the Accounts of reemployed Participants to the extent this Section 5.4 requires the restoration to such Accounts of amounts previously forfeited. If amounts forfeited during the Plan Year do not equal or exceed the amount of restorations required for the Plan year, the Employer shall contribute, in addition to the contribution provided in Section 3.1, the amount necessary to fund such required restorations. The Employer's contribution shall be made no later than the close of the Plan Year next following the Plan Year during which such restorations are required. To the extent not reallocated among the Accounts of reemployed Participants, amounts forfeited under this paragraph shall be applied to reduce future Employer Matching and/or Profit Sharing Contributions.


                                   ARTICLE 12

     A new Section 5.5 is added to the Plan, reading in its entirety as follows:

     5.5 VESTING AFTER IN-SERVICE DISTRIBUTION. If a distribution is made at a time when a Participant has a nonforfeitable right to less than 100 percent of the Account



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balance derived from Employer contributions and the Participant may increase the nonforfeitable percentage in the Account:

     (a) A separate account will be established for the Participant's interest in the plan as of the time of the distribution, and

     (b) At any relevant time the Participant's nonforfeitable portion of the separate account will be equal to an amount ("X") determined by the formula:

      X = P(AB + D) - D

     For purposes of applying the formula: P is the nonforfeitable percentage at the relevant time, AB is the Account balance at the relevant time, and D is the amount of the distribution. Notwithstanding subsection (a), the Plan shall not be required to provide for separate Accounts provided that Account balances are maintained under a method that has the same effect as under Section.


                                   ARTICLE 13

     The second paragraph of Section 6.2 of the Plan is modified to read in its entirety as follows:

     When a Member receives a distribution of the entire vested portion of his Accounts pursuant to this Section 6.2, the portions of his Employer Profit Sharing and Matching Contributions Accounts which are not vested as of his termination of employment shall become a Forfeiture if and to the extent provided in Section 5.4.


                                   ARTICLE 14

     The following sentence is added at the end of Section 6.3 of the Plan:

     Subject to Section 6.6, a distribution under Section 6.1 or 6.2 shall be made or commence as of the first Distribution Date following the month in which the Member separated from Service or, if the distribution is one which requires the consent of the Member under Section 6.4, any Distribution Date thereafter as elected by the Member.


                                   ARTICLE 15

     Section 7.3 of the Plan is modified to read in its entirety as follows:

     7.3 INVESTMENT ELECTIONS. Each Member may make the elections described in section 7.1 and change such elections upon first becoming a Participant, and from time to time in accordance with procedures established by the Committee. The Committee may permit the making and changing of such elections through the completion and filing of election forms, or through internet and/or voice response facilities, or any combination of the foregoing, provided that the election procedures shall permit Members and Beneficiaries to give investment instructions no less frequently than once within any three month period. If a Member fails to make an election, that Member shall be deemed to have elected to invest in a default Investment Fund or model portfolio selected by the Committee.



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                                   ARTICLE 16

     Section 8.5 of the Plan is modified to read in its entirety as follows:

     8.5 DIVIDENDS. As of the end of each calendar quarter, any cash stock dividend declared during such calendar quarter shall be invested on the Member's behalf in accordance with the Member's current investment directive in effect under Section 7.3.


                                   ARTICLE 17

     Except as modified herein, all provisions of the Plan shall remain in full force and effect.

     DATED this 29th day of December, 2000.


                                       FIRST INTERSTATE BANCSYSTEM, INC.


                                       By: /s/  ROBERT A. JONES
                                           -------------------------------------
                                       Its:



                                                            "Company"



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